SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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                                AIRGATE PCS, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                               AIRGATE PCS, INC.
                           233 PEACHTREE STREET, N.E.
                            HARRIS TOWER, SUITE 1700
                               ATLANTA, GA 30303


                                January 27, 2003


Dear AirGate Shareowner:

It is my pleasure to invite you to AirGate PCS, Inc.'s 2003 Annual Meeting of Shareowners. This year's meeting will be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308 on Tuesday, March 4, 2003 at 1:00 p.m., Eastern Standard Time.

At this meeting, you will be asked to vote, in person or by proxy, to elect two directors and to consider any other business that may properly come before the meeting. Details regarding the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible by indicating your vote, and signing, dating and promptly returning the enclosed proxy card in the envelope provided. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Thank you for your  ongoing  support of and  continued  interest in AirGate PCS.

                                         Sincerely,


                                         /s/ Thomas M. Dougherty
                                         Thomas M. Dougherty
                                         President and Chief Executive Officer

                     NOTICE OF ANNUAL MEETING OF SHAREOWNERS

DATE:                         Tuesday, March 4, 2003

PLACE:                        303 Peachtree Street
                              Suite 5300
                              Atlanta, Georgia 30308


ITEMS OF BUSINESS:            1.  To elect two directors; and

                              2.  To consider any other business that may
                                  properly come before the meeting.

RECORD DATE:                   You are  entitled  to  receive  this  notice of
                               annual meeting and to vote at the annual meeting if you were a shareowner at the close of business on January 13,2003.

VOTINGBY PROXY:                Please submit a proxy by mailing it in the
                               enclosed envelope as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

                               By Order of the Board of Directors,



                               /s/ Barbara L. Blackford
                               Barbara L. Blackford
                               Vice President, General Counsel and
                               Corporate Secretary


This notice of annual meeting and proxy statement and accompanying proxy card are being first sent to shareholders on or about January 31, 2003.

                                TABLE OF CONTENTS

                                                                            Page
Questions and Answers........................................................ 1

Proposal 1:    Election of Directors......................................... 3

Governance................................................................... 4

Meetings and Committees of the Board......................................... 6

Audit Committee Report....................................................... 7

Equity Compensation Plan Information......................................... 8

Executive Compensation....................................................... 9

Stock Performance Graph......................................................18

Security Ownership of Certain Beneficial Owners, Directors and Officers......19

Certain Related Transactions.................................................20

Other Information............................................................20

Appendix A:  Audit Committee Charter........................................A-1

QUESTIONS AND ANSWERS ABOUT THE PROXY INFORMATION AND THE ANNUAL MEETING

Why am I receiving these materials?

Our board of directors is providing these materials to you in connection with our annual meeting of shareowners, which will take place on Tuesday, March 4, 2003. SEC regulations require us to provide this proxy statement when we ask you to sign a proxy card appointing proxies to vote on your behalf.

What proposals will be voted on at the meeting?

The election of two directors is the only proposal scheduled to be voted on at the meeting.

Who is entitled to vote?

All shareowners as of the close of business on January 13, 2003, which we refer to as the record date, will be entitled to vote in person or by proxy at the meeting.

What shares may I vote?

You may vote all shares you owned as of the record date. These include (1) shares owned directly in your name as shareowner of record, including shares purchased through our employee stock purchase plan and (2) shares held for you as the beneficial owner through a stockbroker or bank or shares purchased through our 401(k) plan.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

Most of our shareowners hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those beneficially owned.

     Shareowners of Record. If our shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record with regard to those shares. As the shareowner of record, you have the right to grant your proxy directly to us to vote your shares on your behalf at the meeting or the right to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

     Beneficial Owner. If our shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareowner of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareowner of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

How do I vote?

(1) By Mail--You may vote by mail by signing your proxy card and returning it in the enclosed envelope, or for shares beneficially owned, by signing the voting instruction card provided by your broker or nominee and returning it as instructed by your broker or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction card, but do not provide instructions, your shares will be voted as described below in "How are votes counted?"

(2) In Person--If you are a shareowner of record, you may vote in person at the meeting. Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy by mail as described above so that your vote will be counted if you later decide not to attend the meeting. Shares beneficially owned may be voted in person only if you obtain a signed proxy from the shareowner of record giving you the right to vote the shares.

Can I change my vote?

You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you beneficially own, you may accomplish this by submitting new voting instructions to your broker or nominee.

How are votes counted?

In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more nominees. If you are a shareowner of record and you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors (FOR all of the nominees to our board of directors). If you are a beneficial owner and you sign the voting instruction card sent to you by your broker with no further instruction, your shares will be voted in the discretion of your broker with respect to the election of directors.

What is the voting requirement to approve the proposal?

In the election of directors, the two persons receiving the highest number of "FOR" votes will be elected. All other proposals require the affirmative "FOR" votes of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide your shareowner of record with voting instructions, your shares may constitute broker non-votes, as described below under "What is the quorum requirement for the meeting?" In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

What does it mean if I receive more than one proxy card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the votes?

Corporate Communications, Inc. will tabulate the votes and act as inspector of elections.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareowners are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within AirGate or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our board of directors. Occasionally, shareowners provide comments on their proxy card, which are then forwarded to AirGate management.

Where can I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for our second fiscal quarter of 2003.

What happens if additional proposals are presented at the meeting?

Other than the one proposal described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the people named as proxy holders, Thomas D. Dougherty, our President and Chief Executive Officer, and Barbara L. Blackford, our Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the people named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

What shares are entitled to be voted?

Each share of our common stock outstanding as of the close of business on January 13, 2003, the record date, is entitled to one vote on all items being voted on at the annual meeting. On the record date, we had approximately 25,944,863 shares of common stock issued and outstanding.

Do I have cumulative voting rights or dissenters' rights of appraisal?

You do not have the right to vote cumulatively in the election of directors and, under Delaware law, you do not have dissenters' rights of appraisal in connection with the matters to be voted upon at the meeting.

What is the quorum requirement for the meeting?

The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares present in person or represented by proxy and entitled to be voted. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owned are not voted with respect to a particular proposal because
(1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Who will bear the costs of soliciting votes for the meeting?

We are making the solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to mailing and distributing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareowners.

May I propose actions for consideration at next year's annual meeting of shareowners or nominate individuals to serve as directors?

You may submit proposals for consideration at future shareowners meetings, including director nominations. For business to be considered at next year's annual meeting, a shareowner must submit timely notice in writing to Barbara L. Blackford, Corporate Secretary, 233 Peachtree St., N.E., Suite 1700, Harris Tower, Atlanta, GA 30303. For shareowner proposals, such written notice must be received by our Corporate Secretary by the close of business on December 5, 2003.

Our by-laws, which are publicly available through our reports filed with the SEC or may be obtained from our corporate secretary upon request, state the specific requirements that must be included in any notice of business to be brought before the next annual meeting.

                        PROPOSAL 1: ELECTION OF DIRECTORS

We have a staggered board of directors with four members. Currently there is one vacancy, which will be filled by Mr. Stephen R. Stetz prior to the shareowners meeting. Our board of directors is divided into three classes of directors, as nearly equal in number as possible, with one class elected each year at the annual meeting of shareowners.

The shareowners will elect two directors at the annual meeting. Each of these director's terms lasts until the annual meeting in 2006 or until he is succeeded by another qualified director. The board of directors has nominated Barry J. Schiffman and Stephen R. Stetz for the two director positions.

The board unanimously recommends you vote FOR the election of the two nominees for director.

Nominees for Director

The following information is given with respect to the nominees for election as directors at the annual meeting, as of December 31, 2002.

Nominees to serve three years until Annual Meeting in 2006

Barry J. Schiffman, age 58, has served as one of our directors and our chairman since October 1998. Mr. Schiffman is the president and executive managing director of JAFCO America Ventures, Inc., a venture capital firm, and has held such position since 1996. From 1994 until he joined JAFCO, he was a general partner at Weiss, Peck & Greer Venture Partners. Mr. Schiffman is also a member of the board of directors of Lightspan.com, a publicly held educational software company, and of several other private companies.

Stephen R. Stetz, age 60, is President and Managing Director of Matterhorn Strategic Partners, LLC, a strategic and financial advisory firm co-founded by Mr. Stetz that specializes in mergers and acquisitions, and has held such position since May 2002. From July 2000 to April 2002, Mr. Stetz consulted on strategic and financial issues with a number of companies. From 1965 until June 2000, Mr. Stetz served in various positions at Monsanto Company. From September 1999 until June 2000, Mr. Stetz served as Vice President, Strategic Initiatives. From November 1998 until August 1999, Mr. Stetz served as Vice President and Chief Financial Officer of Monsanto's Agriculture Company and from October 1996 until September 1998, Mr. Stetz served as Vice President, Mergers & Acquisitions/Licensing. During this time, Monsanto announced more than fifty transactions with an aggregate value of over $75 billion. Prior to 1996, Mr. Stetz held various positions at Monsanto Company in Corporate Finance and Budgeting, Treasury, International, Strategic Planning, Research and Development and Manufacturing. He has a Bachelor of Science in Chemical Engineering from the University of Notre Dame and a Masters in Business Administration from the University of West Florida.

Incumbent Directors

The following information is provided with respect to the directors who are not nominees for election as directors at the annual meeting.

Directors Serving until Annual Meeting in 2004

Robert A. Ferchat, age 68, has served as one of our directors since October 1999. From November 1994 to January 1999, Mr. Ferchat served as the chairman of the board of directors, president and chief executive officer of BCE Mobile Communications, a wireless telecommunications company. From January 1999 until May 1999, Mr. Ferchat was chairman of BCE Mobile Communications. Mr. Ferchat is also a director and non-executive chairman of GST Telecommunications and a director of Brookfield Properties Corp., as well as one other company that is traded on the Toronto Exchange.

Directors Serving until Annual Meeting in 2005

Thomas M. Dougherty, age 58, has served as one of our directors since April 1999 and has been our president and chief executive officer since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.

                                   GOVERNANCE

The board of directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, over the course of the last several months, the Board has reviewed the Company's governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the proposed new listing standards of Nasdaq. As a result of this review and in anticipation of the final adoption of these rules, we have voluntarily implemented these rules and a number of other best practices, including the following:

Adopted Governance Principles, which, among other things, provide for:

o   A majority of independent directors
o   An independent chair
o Audit and compensation and governance committees consisting solely of independent directors
o   Regular executive sessions of non-management directors
o   An annual self-evaluation process for the board and its committees
o   Open communication between the board and management other than the CEO
o   Succession planning
o   New director orientation and continuing director education
o   Retirement of directors at particular events, such as a change in position
o   The clear ability of the board and its committees to hire its own advisors

Revised our audit committee charter to, among other things:

o Give the committee the exclusive right to appoint, review and assess the performance of our independent auditors
o Require audit committee approval of all audit and non-audit services to be provided by our independent auditors
o   Give the committee oversight of internal audit programs
o   Limit the number of audit committees a member of our committee may serve on
o Provide for regular executive sessions with our independent auditors, our controller, general counsel and other members of management
o   Require committee review and approval of related party transactions

Combined our nominating and compensation committees into a compensation and governance committee and assigned the committee the duties to:

o Establish and review governance principles and oversee board, committee and director evaluations
o Represent the board in monitoring the Company's compliance with legal, regulatory and contractual requirements
o   Establish performance objectives for our CEO and evaluate his performance
o   Review compensation and performance of other executives
o   Review director compensation

Revised the AirGate Standards of Business Conduct to:

o Make clear that all directors, officers and employees are subject to the Standards
o Require waivers or amendments to the Standards involving a director or officer to be approved by our compensation and governance committee and disclosed to our shareowners
o Provide procedures to report financial accounting and auditing concerns to our audit committee
o   Prohibit loans to our officers and directors
o   Emphasize the prohibition on retaliating against whistleblowers

Under our new committee structure, which became effective December 17, 2002, we have two standing committees, the audit committee and the compensation and governance committee.

The audit committee is primarily responsible for:

o Selecting and evaluating our independent auditors and monitoring their independence
o Monitoring internal financial controls and disclosure controls and the financial reporting process
o   Reviewing our financial statements and financial disclosures

The compensation and governance committee is responsible for:

o Identifying and recommending nominees for election to the board and candidatesfor board committees
o   Reviewing and monitoring corporate governance principles
o Establishing and administering processes to evaluate board, committee and director effectiveness
o   Overseeing the Company's compliance with laws
o Establishing annual goals for the CEO and evaluating performance in light of these goals
o   Reviewing and administering all programs for executive compensation
o   Reviewing director compensation

These measures are embodied in our Governance Principles, Audit Committee Charter, Compensation and Governance Committee Charter and Standards of Business Conduct, all of which may be accessed on our website, www.airgatepcsa.com.


                      MEETINGS AND COMMITTEES OF THE BOARD

The board of directors held twelve meetings during the fiscal year ended September 30, 2002. All of the directors attended at least 75% of the board meetings held during the fiscal year while such person was a director. In addition, all of the directors attended at least 75% of all meetings of the board of directors' committees on which he served during the fiscal year.

Committees of the Board of Directors

During fiscal year 2002, our board of directors had three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. As described above under Governance, in December 2002 we reduced the number of Committees to two (Audit Committee and Compensation and Governance Committee) and revised and enhanced their charters.

Audit Committee. The Audit Committee was composed of three directors who were independent within the meaning of Nasdaq listing standards and who were otherwise qualified to serve on our Audit Committee under those standards. These members were Messrs. Ferchat (Chair) and Schiffman, and Mr. Sidney E. Harris. Effective October 31, 2002, Mr. Harris resigned from the board of directors and is therefore no longer a member of the Audit Committee. If Mr. Stetz becomes a director, he will serve on the Audit Committee in the place of Mr. Harris. The Audit Committee provided oversight regarding our accounting, auditing and financial reporting practices. The Audit Committee met nine times during fiscal year 2002. Our board of directors has adopted an Audit Committee Charter, which we have filed with the Securities and Exchange Commission and attached to this proxy statement as Appendix A.

Compensation Committee. The Compensation Committee consisted of three directors. These members were Messrs. Harris (Chair), Bernard A. Bianchino and Michael S. Chae. The Compensation Committee's basic responsibilities included approving the compensation strategy for our executives, approving the compensation arrangements in effect for our executives and administering our employee benefit and stock incentive plans. The Compensation Committee met eight times during fiscal year 2002. Mr. Bianchino resigned from the Board effective September 24, 2002 and Mr. Chae resigned from the Board effective December 12, 2002. Consequently, Messrs. Ferchat and Schiffman were appointed to the Compensation Committee.

Nominating Committee. Our Nominating Committee consisted of Messrs. Dougherty (Chair), Bianchino and Harris. Mr. Dougherty resigned from the Nominating Committee in July 2002 and Mr. Harris became Chair to allow the Nominating Committee to consist solely of independent directors. The Nominating Committee was responsible for considering and recommending nominees for directors and reviewing and recommending corporate governance principles. The Nominating Committee met two times during fiscal year 2002.

Directors' Compensation

In 2001, our board adopted the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan (the "Director Plan"). Under the Director Plan, non-employee directors receive an annual retainer for each plan year, which may be comprised of cash, restricted stock or options to purchase shares of our common stock. A director may elect to receive 50% or more of such amount in the form of restricted stock or options to purchase shares of our common stock.

In addition, under the Director Plan, each non-employee director that joins our board of directors receives an initial grant of options to acquire shares of our common stock. The options vest in three equal annual installments beginning on the first day of the plan year following the year of grant. Each participant also receives an annual grant of options to acquire our common stock, which vest on the first day of the plan year following the year of grant. In lieu of this annual grant, the recipient may elect to receive three year's worth of annual option grants in a single upfront grant of options to acquire our common stock exercisable in three equal annual installments on the first day of each of the three succeeding plan years. All options have an exercise price equal to the fair market value of our common stock on the date of grant. We also reimburse each of our non-employee directors for reasonable travel expenses to board and committee meetings and for approved continuing director education. We do not pay retirement, charitable contributions or other benefits to our directors.

A combination of factors, including the loss of three independent directors during 2002, led us to engage an outside compensation consulting firm to review the adequacy of the compensation to be paid under our Director Plan. Some of the factors that led to this review are the same as those facing every public company, including the increased demand on directors' time required to satisfy increasing requirements for process and oversight of management of public companies, and the greater demand for independent directors and directors with financial and accounting expertise. In addition to these general conditions are factors specific to our industry and company, including the turmoil in the telecommunications industry in general and the challenges facing partners or affiliates of wireless carriers in particular.

The consulting firm reviewed, among other things, director compensation practices of similarly sized companies within and outside our industry and factors specific to our company. Based on this review and the recommendations of management and the consulting firm, we amended the Director Plan on January 22, 2003 to increase compensation for non-employees directors. As amended, for each plan year (beginning on the day of an annual meeting of our shareowners and ending on the day before our next annual meeting) each non-employee director that chairs one or more committees of our board of directors will receive an annual retainer of $15,000, up from $12,000, and all other non-employee directors will receive $10,000. The amendment also added meeting fees for board and committee meetings as follows: (i) full-day (more than 4 hours) meetings, $3,000; half-day meetings, $1,500; full-day telephonic meetings, $1,500 and half-day telephonic meetings, $750. In addition, as an inducement for and recognition of board service during this difficult period in our company's development, directors who continue to serve will be paid an additional retainer every six months of $12,500 until December 1, 2004. Finally, the initial option grant to non-employee directors has been increased to 10,000 from 5,000 and the annual option grant to 7,500 from 5,000.

                             AUDIT COMMITTEE REPORT

As of the date of this report, the Audit Committee is comprised of two directors, each of whom meets the independence and experience requirements of the Nasdaq Listing Standards. Mr. Stetz, who will become a member of the Audit Committee if he becomes a director, also meets the independence and experience requirements of the Nasdaq Listing Standards, and his appointment to the Audit Committee will place the Company back into compliance with Nasdaq Marketplace Rule 4350(d)(2), which requires at least three independent directors on the Audit Committee. The Committee acts under a written charter adopted by the Board of Directors, which is reviewed annually and revised as appropriate. The Board most recently amended the charter on December 17, 2002, a copy of which is included as Appendix A to this Proxy Statement.

Management is primarily responsible for the Company's financial statements and the reporting process, including the systems of internal controls. KPMG LLP, the Company's independent accountant, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and generally accepted auditing standards (GAAS) and for issuing a report on those statements. The Committee oversees the financial reporting process and internal control system on behalf of the Board of Directors. The Committee met nine times during fiscal year 2002. The Committee also met regularly with KPMG with and without management present.


In the course of fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management and KPMG. This review included a discussion of:

o the reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including the quality (and not just the acceptability) of the Company's accounting principles;
o   the clarity and completeness of financial disclosures;
o the adequacy of internal controls that could significantly affect the Company's financial statements;
o   items that could be accounted for using alternate GAAP methods; and
o the potential effects of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the Company's financial statements.

The Committee discussed with KPMG other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communication with audit committees). The Committee also received, reviewed and discussed with KPMG their written disclosures required by Independence Standards Board Standard No. 1 (independence discussions with audit committees). In this regard, among other things, the Committee reviewed KPMG's independence from the Company and its management. The Committee has adopted policies regarding the provision of non-audit services by the independent auditor and the hiring of employees of the independent auditing firm.

The Committee recommended to the Board of Directors the selection of KPMG as the Company's independent auditors. In addition, the Committee:

o reviewed the scope of and overall plans for the annual audit and the internal audit process;
o   reviewed fees for all services provided by KPMG;
o   reviewed the adequacy of certain financial policies;
o   considered KPMG's quality control procedures;
o on a quarterly basis, reviewed the Company's financial results prior to their public issuance; and
o   reviewed significant legal developments.

As described in the Company's annual report on Form 10-K, management of the Company discovered inconsistencies between certain accounts receivable reports provided to the Company by Sprint and reported these inconsistencies to the Committee. Under our agreements with Sprint, Sprint provides us with billing, collections, customer care and other back office services. As a result, Sprint remits approximately 96% of our revenues to us. In addition, approximately 60% of cost of service and roaming in our financial statements are charges from Sprint. Because of the nature of this relationship, we rely on Sprint to provide accurate, timely and sufficient data and information to properly record the revenues, expenses and accounts receivable which underlie a substantial portion of our periodic financial statements and other financial disclosures.

The Committee directed management to investigate this matter until the reasons for the differences in these reports were ascertained. In early December, Sprint informed management that certain of these reports could not be relied on for financial reporting purposes. Sprint and the Company worked cooperatively to confirm the correct accounts receivable balances and to reconcile inconsistencies with reports previously relied on by the Company.

As a result of this issue, we determined that a reportable condition in internal controls existed with respect to the Company during some period of fiscal year 2002. We have directed management to focus additional resources on reviewing and analyzing information provided by Sprint and to work with Sprint to identify other information and reports that would assist the Company in this review and analysis, particularly as it relates to accounts receivable and the application of cash. We have also directed management to continue to bring to the attention of the Committee any unexplained material variances in accounts receivable or other reports provided by Sprint and to provide the Committee quarterly summaries of immaterial variances.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2002 for filing with the Securities and Exchange Commission.

AirGate PCS, Inc. Audit Committee
Robert A. Ferchat, Chair
Barry J. Schiffman


                      EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of September 30, 2002, which include:

    o  the AirGate PCS, Inc. 1999 Stock Option Plan,
    o the AirGate PCS, Inc. Amended and Restated 2000 Long-Term Incentive Plan, which the Company assumed when it acquired iPCS in November 2001,
    o  the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan, and
    o  the AirGate PCS, Inc. 2002 Long-Term Incentive Plan.

Grants made under the AirGate PCS, Inc. 2001 Non-Employee Director Compensation Plan were issued under either the AirGate PCS, Inc. 1999 Stock Option Plan or the AirGate PCS, Inc. 2002 Long-Term Incentive Plan and thus are not separately stated in the table.

                                                                                (c) Number of Securities
                              (a) Number of                                       Remaining Available
                          Securities to be Issued   (b) Weighted Average         or Future Issuance Under
                             Upon Exercise of          Exercise Price of        Equity Compensation Plans    (d) Total of Securities
                           Outstanding Options,      Outstanding Options,         (Excluding Securities            Reflected in
    Plan Category          Warrants and Rights       Warrants and Rights         Reflected in Column (a)        Columns (a) and (c)
    --------------        -----------------------    -------------------        ------------------------    ------------------------
Equity Compensation
   Plans Approved by
   Shareowners.................      1,295,964(2)              $37.66                            --(1)                1,295,964
                                       644,147(3)              $34.41                            --(1)                  644,147
                                       231,039(4)               $7.79                     1,268,961                   1,500,000
Equity Compensation
   Plans Not Approved
   by Shareowners..............         88,613(5)              $44.52                            --(1)                   88,613
   --------------                       ------                 ------                                                    ------

      TOTAL....................      2,259,763                 $33.95                     1,268,961(6)                3,528,724
                                    ----------                 ------                     ------------                ----------

--------------
(1) The right to issue options under this plan terminated upon shareholder approval of the 2002 Long-Term Incentive Plan.
(2)  Issued under the AirGate PCS, Inc. 1999 Stock Option Plan.
(3) Issued under the AirGate PCS, Inc. Amended and Restated 2000 Long-Term Incentive Plan.
(4)  Issued under the AirGate PCS, Inc. 2002 Long-Term Incentive Plan.
(5)  Issued under the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan.
(6) In addition, 181,657 shares of AirGate's common stock remained for issuance under the AirGate PCS, Inc. 2001 Employee Stock Purchase Plan.

AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan

On January 31, 2001, our board of directors approved the AirGate PCS, Inc. 2001 Non-Executive Stock Option Plan, pursuant to which non-qualified stock options could be granted to our employees who are not officers or directors. This plan was not submitted to our shareowners for approval. As of September 30, 2002, options to acquire 88,613 shares were outstanding under this plan, out of the 150,000 shares originally reserved for issuance. No further grants may be made under the 2001 Non-Executive Stock Option Plan.

The purpose of the plan is to promote our success by linking the personal interests of our non-executive employees to those of our shareowners and by providing participants with an incentive for outstanding performance. The plan authorizes the granting of non-qualified stock options only. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. All of the options that are currently outstanding under the plan vest ratably over a four-year period beginning at the grant date and expire ten years from the date of grant. The board of directors or the compensation committee may amend or terminate the plan without shareowner approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the participant.

                             EXECUTIVE COMPENSATION

Compensation Committee Report

Compensation Committee Responsibilities

In fiscal year 2002, the Compensation Committee's basic responsibilities included: (1) encouraging the attainment of our performance goals by providing compensation that directly relates to the achievement of individual and corporate objectives; (2) establishing compensation policies and guidelines to attract and retain qualified personnel through an overall level of compensation opportunity that is competitive; and (3) promoting a direct relationship between employees' compensation and company performance through stock option and other equity participation.

In particular, the Compensation Committee reviewed and recommended to the board of directors our executive compensation philosophy; reviewed and recommended to the board of directors compensation for the chief executive officer and other senior executives; and administered stock option and other compensation and benefit plans.

Compensation Philosophy

We operate in the extremely competitive and rapidly changing telecommunications industry. The Compensation Committee believes that compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company. The Compensation Committee also believes that these programs should be determined within a competitive framework and based on the achievement of designated financial and other performance measures, individual contributions and financial and other performance relative to that of its competitors. Within this overall philosophy, the Committee's objectives were to:

       o Offer a total compensation program that is competitive, taking into consideration the compensation practices of other companies.

       o Provide annual incentive compensation awards that take into account our overall performance against corporate objectives, as well as individual contributions.

       o Align the financial interests of executive officers with those of shareowners by providing significant equity-based, long-term incentives.

Compensation Components and Process

Our compensation program for executives consisted of three key elements: (1) base salary, (2) performance based annual incentive awards and (3) long term, equity-based incentive awards.

The Compensation Committee determined these three key elements for executives with the assistance of our human resources staff and an independent consulting firm.

Base Salary. The base salary for each executive was determined at levels for comparable positions at other companies. Our policy is to target base salaries at the 50th percentile of market compensation practices.

Annual Incentive Awards. To reinforce the attainment of our goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay with the target of providing such incentives at the 60th percentile of market compensation practices. For fiscal year 2002, the Compensation Committee established performance targets for our first quarter for AirGate on a stand-alone basis, and on a combined basis with the company we acquired on November 30, 2001, iPCS, Inc., for the remaining three quarters. The first quarter objectives were based on customer growth. The objectives for the last three quarters were based on EBITDA and net new customers. We exceeded these performance targets for the first quarter, but did not achieve the targets for the remainder of the fiscal year. Awards paid to executives reflected those results, and no awards were made to executives with respect to the last three quarters.

Long-Term, Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards are to align the interests of executives with shareowners and to provide each executive with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.

The Compensation Committee made annual awards of long-term, equity-based incentives. The Compensation Committee determined the size of these awards with the target of providing such incentives at the 75th percentile of market compensation practices. Each grant allows an executive to acquire shares of our common stock at a fixed price per share over a specified period of time. These grants generally vest ratably over a four-year period, 25% per year.

Employment Agreements

We have employment agreements with certain of our executives as described below under "Employment and Severance Agreements." We have examined, and continue to examine, our employment agreement practices in light of competitive practices and market conditions, including whether enhanced payments are appropriate if an executive's employment is terminated (voluntarily or involuntarily) for specified reasons following a change of control.

CEO Compensation

The annual base salary for Mr. Dougherty was established by the Compensation Committee. The Committee's decision was based on both Mr. Dougherty's personal performance of his duties and the salary levels paid to chief executive officers of other comparable companies. During the year, the Compensation Committee assessed market data for chief executive officers of other comparable companies to ensure that Mr. Dougherty's compensation was consistent with our stated compensation objectives.

On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. Unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic retention bonus payments totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally quarterly. Under the terms of the retention bonus agreement, 50% of unpaid retention bonus payments would be accelerated upon a change of control of the company.

Payments under the retention bonus agreement are not a part of, or considered in, the variable annual incentive program awards. Mr. Dougherty's 2002 fiscal year incentive compensation was based on the performance of the Company, which was adversely affected by slowing subscriber growth and higher than anticipated customer turnover. Mr. Dougherty's incentive compensation was based on the same company targets used for all executive officers and provided no dollar guarantees. During fiscal year 2002, Mr. Dougherty also received a stock option grant in the amount of 50,000 shares with an exercise price of $46.66, and a stock option grant in the amount of 25,000 shares with an exercise price of $60.00.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Generally, cash compensation paid to our executives does not equal or exceed $1 million. However, amounts paid under Mr. Dougherty's retention bonus agreement are subject to the Section 162(m) limitation on deductibility. Stock option grants under our long-term incentive plans have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance-based compensation which is not subject to the $1 million deduction limitation. It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

Submitted by the Compensation Committee
Robert A. Ferchat, Chair
Barry J. Schiffman

Our Executive Officers

      The following table presents information with respect to our executive officers:


         Name            Age           Position
         ----            ---           --------
Thomas M. Dougherty.......58  President and Chief Executive Officer & Director
J. Mark Allen.............43  Vice President of Marketing
Barbara L. Blackford......46  Vice President, General Counsel and Secretary
Daniel Decker.............49  Vice President, Information Technology
Charles S. Goldfarb.......38  Vice President of Sales--Southeast Region
Dennis D. Lee.............53  Vice President, Human Resources
Jonathan M. Pfohl.........36  Vice President, Finance
David C. Roberts..........40  Vice President of Engineering & Network Operations
William H. Seippel........46  Vice President and Chief Financial Officer

Thomas M. Dougherty has been our president and chief executive officer since April 1999. From March 1997 to April 1999, Mr. Dougherty was a senior executive of Sprint PCS. From June 1996 to March 1997, Mr. Dougherty served as executive vice president and chief operating officer of Chase Telecommunications, a personal communications services company. Mr. Dougherty served as president and chief operating officer of Cook Inlet BellSouth PCS, L.P., a start-up wireless communications company, from November 1995 to June 1996. Prior to October 1995, Mr. Dougherty was vice president and chief operating officer of BellSouth Mobility DCS Corporation, a PCS company.

J. Mark Allen has been our vice president of marketing since June 2000. From January 2000 to June 2000, Mr. Allen served as vice president of marketing with RetailExchange.com in Boston. From July 1999 to January 2000, Mr. Allen served as a management consultant to several Internet start-up companies. During the previous five years, Mr. Allen was vice president of marketing for Conxus Communications a wireless email and voice mail start-up supported by Motorola, Inc. and was responsible for a number of marketing leadership roles in the launch of the first PCS service in the nation under the Sprint Spectrum brand with Sprint PCS (American Personal Communications). Prior to that, Mr. Allen held several management positions at SkyTel in marketing, international operations and customer management. Mr. Allen has over 15 years of marketing and operations management experience.

Barbara L. Blackford has been our vice president, general counsel and secretary since September 2000. From October 1997 to September 2000, Ms. Blackford was associate general counsel and assistant secretary with Monsanto Company, serving in a variety of roles, including head of the corporate securities and mergers and acquisitions law groups and general counsel of Cereon Genomics. Prior to joining Monsanto Company, Ms. Blackford was a partner with the private law firm McKenna, Long & Aldridge in Atlanta, Georgia. Ms. Blackford spent twelve years with the law firm Kutak Rock, which is consistently ranked among the top ten public finance firms nationally.

Daniel Decker has been our Vice President, Information Technology, since June 1999. Prior to joining AirGate, Mr. Decker spent 15 years in the wireless industry with Contel Cellular and several BellSouth companies as the senior IT and billing executive. Additionally, he has served on several CTIA and GSM MOU committees, establishing international roaming standards.

Charles S. Goldfarb has been our vice president of sales, southeast region, since January 2000. From September 1991 to January 2000, Mr. Goldfarb worked at Paging Network Inc., most recently as its area vice president and general manager for the Virginia, North Carolina and South Carolina region. Mr. Goldfarb has over 10 years of wireless experience and has been successful in numerous start-up markets. Prior to his wireless experience, Mr. Goldfarb worked at ITT Financial Services as its assistant vice president of operations in the Washington, D.C. area.

Dennis D. Lee has been our vice president of human resources since September 2002. Prior to joining AirGate, from May 2000 to August 2002, Mr. Lee was senior vice president of compensation and executive benefits at SunTrust Banks, Inc., where he was responsible for the design, development and administration of all broad-based employee compensation and executive benefits programs. From May 1978 to May 2000, Mr. Lee served in a number of leadership roles at Wachovia Corporation, including manager of direct compensation, director of compensation and benefits, human resources manager for the Corporate Financial Services Division and senior consultant in the Executive Services Group. From 1973 to 1978 Mr. Lee held various positions at John Harland Company in the Printing Operations Division and the Personnel Department. Mr. Lee has 29 years of diversified human resources experience. SunTrust Banks, Inc. and Wachovia Corporation are both parent companies. Mr. Lee holds a B.B.A. (1973) from the University of Georgia.

Jonathan M. Pfohl has been our vice president, finance, since December 2002 and was vice president sales and operations from January 2001 to December 2002. Mr. Pfohl joined us in June 1999 as our vice president, financial operations. Prior to joining AirGate, Mr. Pfohl was responsible for oversight of regional financial and planning activities at Sprint PCS. He has over 13 years of wireless telecommunications industry experience, including financial and strategic planning roles at Frontier Corporation.

David C. Roberts has been our vice president of engineering and network operations since July 1998. From July 1995 to July 1998, Mr. Roberts served as director of engineering for AirLink II LLC, an affiliate of our predecessor company.

William H. Seippel joined the Company as its vice president and chief financial officer in October 2002. From 2000 until joining the Company, Mr. Seippel provided merger and acquisition and strategic business and financial planning consulting services to various boards of directors and senior executives. From 1999 to 2000, Mr. Seippel served as chief financial officer and chief operating officer of Digital Commerce Corporation, where he recruited and led a core team of six upper-level management executives in finance, marketing and sales and managed a staff of over 350 individuals in supporting roles. Beginning in 1996, Mr. Seippel was employed with Global Telesystems as executive vice president and director of strategic planning and marketing, moving on to become Global's executive vice president and chief financial officer from 1997 to 1999. From 1992 to 1996, Mr. Seippel served as vice president of finance and chief financial officer of Landmark Graphics Corporation. Early in his career, Mr. Seippel held a number of senior management positions with Midcon Corporation, Digital Equipment Corporation and Covia Partnerships- United Airlines, respectively.

Summary Compensation Table

The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued, to the chief executive officer and our four other highest paid executive officers who were serving as such on September 30, 2002 and who received compensation in excess of $100,000. We refer to each of these persons as "Named Executive Officers" and set forth their compensation information for the fiscal years ended September 30, 2002, 2001 and 2000.

                                                                                            Long Term Compensation Awards

                                                       Annual Compensation                  Restricted       Securities
                                                       -------------------               Stock Award(s)      Underlying
                                                                                                            Options/
                                                 Year   Salary($)      Bonus($)                  ($)(3)         SARs(#)
                                                 ----   --------       --------                  ------         -------

Thomas M. Dougherty............................. 2002  $  314,038  $  785,800(1)              $  70,040         75,000
   President and Chief Executive Officer
                                                 2001     272,789   1,020,000(1)                     --         41,408

                                                 2000     231,250   1,432,125(1)                     --             --


Barbara L. Blackford............................ 2002     212,808      28,100                    28,016         27,000
   Vice President, General Counsel & Secretary
                                                 2001     201,126     148,500                        --         46,056

                                                 2000       3,912          --                        --         90,000


Alan B. Catherall............................... 2002     208,211      27,700(2)                 31,518         27,000
   Chief Financial Officer
                                                 2001     186,509     142,500                        --         13,944

                                                 2000     160,750     105,866                        --             --


Jonathan M. Pfohl............................... 2002     183,000      24,000                    38,522         27,000
   Vice President, Finance
                                                 2001     164,769     123,600                        --         49,225

                                                 2000     115,773      94,080                        --             --


David C. Roberts................................ 2002     196,199      25,500                    28,016         27,000
   Vice President of Engineering and Network
      Operations                                 2001     179,231     135,000                        --         13,521

                                                 2000     154,250     103,819                        --             --

--------------
(1) For fiscal year 2002, includes a $65,800 performance-based annual incentive award and $720,000 earned under a retention bonus agreement. For fiscal year 2001, includes a $300,000 performance-based annual incentive award and $720,000 earned under a retention bonus agreement. For fiscal year 2000, includes a $202,125 performance-based annual incentive award and $1,230,000 earned under a retention bonus agreement, $900,000 of which was paid during fiscal 2000 and $330,000 of which was paid during fiscal 2001.

(2) This bonus amount will be paid to Mr. Catherall as provided in his separation agreement which is described more fully below under "Employment and Severance Agreements". In addition, Mr. Catherall is also entitled to receive $300,000 in severance payments pursuant to his separation agreement which are not included in the bonus amount above. Mr. Catherall resigned as Chief Financial Officer effective October 21, 2002.

(3) Amounts included above represent the fair value of the restricted stock on the date they were awarded, January 10, 2002, based upon the closing price of our common stock on that date, which was $35.02. 50% of these restricted stock awards vested on November 1, 2002 and the remaining 50% will vest on November 30, 2003. Dividends will not be paid on the restricted stock. As of September 30, 2002, Mr. Dougherty held 2000 shares of restricted stock worth $880, Ms. Blackford held 800 shares of restricted stock worth $352, Mr. Catherall held 900 shares of restricted stock worth $396, Mr. Pfohl held 1,100 shares of restricted stock worth $484 and Mr. Roberts held 800 shares of restricted stock worth $352. These values are based on the closing price of our common stock on September 30, 2002, which was $0.44.


Employment and Severance Agreements

We have entered into an employment agreement with Thomas M. Dougherty, our chief executive officer. Mr. Dougherty's employment agreement is for a five-year term ending April 15, 2004. Mr. Dougherty is eligible under his employment agreement to receive an annual bonus of at least 50% of his base salary. Mr. Dougherty's base salary was set at $275,000 by the compensation committee of our board of directors. Under his employment agreement, Mr. Dougherty has a minimum guaranteed annual increase in his base salary of at least $20,000. Mr. Dougherty may participate in any executive benefit/perquisite we establish at a minimum aggregate payment of $15,000 per year. Pursuant to his employment agreement, Mr. Dougherty initially was awarded a stock option exercisable for 300,000 shares of common stock. Under the agreement, the initial stock option vested with respect to 25% of the underlying shares of common stock on the date Mr. Dougherty commenced his employment with us, April 15, 1999, and such vested options became exercisable on April 15, 2000. The remaining 75% of the shares of common stock subject to the initial stock option vest in 15 equal quarterly installments beginning June 30, 2000. Upon a change in control, Mr. Dougherty's options will become vested with respect to 50% of the underlying shares of common stock that remain unvested at the time of the change in control. The exercise price of the initial stock option granted to Mr. Dougherty is $14.00 per share. In addition, Mr. Dougherty is eligible to participate in all employee benefit plans and policies.

The employment agreement provides that Mr. Dougherty's employment may be terminated with or without cause, as defined in the agreement, at any time upon four weeks prior written notice. If Mr. Dougherty is terminated without cause, he is entitled to receive (1) six months' base salary, plus one month's salary for each year employed, (2) all stock options vested on the date of termination and (3) six months of health and dental benefits. In the event of Mr. Dougherty's death, Mr. Dougherty's legal representative is entitled to twelve months' base pay, plus a bonus of 20% of base pay. Under the employment agreement, Mr. Dougherty agreed to a restriction on his present and future employment. Mr. Dougherty agreed not to (1) disclose confidential information or trade secrets during employment with us and for two years after termination, (2) compete in the business of wireless telecommunications services either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated and (3) solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products during his employment with us and for a period of 18 months after termination of his employment.

On May 4, 2000, we entered into a retention bonus agreement with Mr. Dougherty. Unless Mr. Dougherty voluntarily terminates employment or is terminated for cause, he is entitled to periodic retention bonuses totaling $3.6 million, payable on specified payment dates from April 15, 2000 to January 15, 2004, which are generally paid quarterly. In fiscal year 2002, Mr. Dougherty earned $720,000 under this agreement. Under the terms of the retention bonus agreement, 50% of unpaid retention bonus payments would be accelerated upon a change of control of the company.

We have also entered into an employment agreement with Barbara L. Blackford, our vice president, general counsel and secretary. Ms. Blackford is eligible under her employment agreement to receive an annual bonus based upon our incentive plans and policies, but at a target of not less than 35% of her then current base pay. Ms. Blackford may participate in any executive benefit/perquisite program we establish on the same terms as other executives, at a minimum aggregate benefit of $10,000 per year. Ms. Blackford's base salary pursuant to the agreement is currently $208,500 per year. Such amount is subject to review for an increase at least annually. Pursuant to her employment agreement, Ms. Blackford initially was awarded a stock option exercisable for 90,000 shares of our common stock, which option became vested with respect to 25% of the underlying shares of common stock at the end of Ms. Blackford's first year with us and the remainder of the shares vest in 5% increments for each three month period after the initial year that she remains employed by us. If, however, Ms. Blackford's employment is actually or constructively terminated upon a change of control of us, the initial stock option will vest with respect to 50% of the underlying shares of common stock that remain unvested at the time of the change in control, and additional vesting may occur as provided in the agreement. The exercise price of the initial stock option granted to Ms. Blackford is $66.94 per share. In addition, Ms. Blackford is eligible to participate in all employee benefit plans and policies.

The employment agreement provides that Ms. Blackford's employment may be terminated with or without cause, as defined in the agreement, at any time upon four weeks prior written notice. If Ms. Blackford is terminated without cause, she is entitled to receive six months' base salary, plus one month's salary for each year employed by us. Under the employment agreement, Ms. Blackford agreed, during her employment with us and for a period of two years after the termination of her employment, not to (1) disclose confidential information or trade secrets, (2) solicit certain of our employees to terminate their employment with us or (3) solicit certain of our customers to purchase competing products during her employment with us and for a period of two years after the termination of her employment. Ms. Blackford's agreement further provides that if we enter into an agreement with any member of our senior management other than our chief executive officer which agreement contains change of control provisions more favorable than those given to Ms. Blackford pursuant to her agreement, then such provisions (other than with respect to salary, bonus, and other dollar amounts) will be made available to Ms. Blackford.

We have also entered into an employment agreement with David C. Roberts, our vice president of engineering and network operations. Mr. Roberts is eligible under his employment agreement to receive an annual bonus based upon our incentive plans and policies but at a target of not less than 35% of his then current base salary. Mr. Roberts may participate in any executive benefit/perquisite program that we establish for a minimum aggregate benefit equal to $10,000 per year. Mr. Roberts' base salary pursuant to the agreement is currently $189,000 per year. Such amount shall be adjusted annually to increase it by the greater of the consumer price index for all urban consumers, U.S. City Average, All Items or 5%. Pursuant to his employment agreement, Mr. Roberts initially was awarded a stock option exercisable for 75,000 shares of our common stock, which option became vested with respect to 25% of the underlying shares of common stock after the first two years Mr. Roberts was employed by us and the remainder of the underlying shares vest in 6 1/4% quarterly increments thereafter. The exercise price of the initial stock option granted to Mr. Roberts is $14.00 per share. In addition, Mr. Roberts is eligible to participate in all employee benefit plans and policies.

Mr. Roberts' employment may be terminated with or without cause at any time by Mr. Roberts or us upon four weeks prior written notice, except that if termination is for cause, no notice by us is required. If we terminate Mr. Roberts' employment without cause, he is entitled to receive (1) six months base salary and (2) six months of health, disability, life and dental benefits. Any unvested options granted to Mr. Roberts fully vest and become exercisable upon Mr. Roberts' involuntary termination other than for cause. Cause is limited to breach of the noncompete obligations described below. In the event of Mr. Roberts' death, Mr. Roberts' legal representative is entitled to twelve months' base pay, plus a bonus of 20% of base pay.

Under the employment agreement, Mr. Roberts agreed to a restriction on his present and future employment. Mr. Roberts agreed not to (1) disclose confidential information or trade secrets during employment with us and for two years after termination, (2) compete in the business of wireless telecommunications either directly or indirectly in our territory during his employment and for a period of 18 months after his employment is terminated and
(3) solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products during his employment with us and for a period of 18 months after termination of his employment.

Effective October 24, 2002, the Company hired William H. Seippel as vice president and chief financial officer, pursuant to the terms of an offer letter. Mr. Seippel's initial base salary pursuant to the offer letter is $250,000 per year. Mr. Seippel's performance will be evaluated during the first six months of his employment and if he has successfully achieved or made satisfactory progress towards the achievement of agreed upon performance objectives and expectations during this period, his annual base salary will be increased to $275,000. Mr. Seippel is eligible under his offer letter to receive an annual bonus based on our incentive plans and policies, but at a target of not less than 50% of his base salary. The offer letter guarantees Mr. Seippel an annual incentive award payment for the 2003 plan year equal to 50% of his base earnings during the 2003 plan year, even if the Company terminates his employment prior to October 1, 2003. This award payment would be made on November 30, 2003. If Mr. Seippel terminates his employment with the Company prior to October 1, 2003, he will not be eligible for any portion of this award payment. Pursuant to his offer letter, Mr. Seippel initially received a grant of 70,000 non-qualified stock option shares and an award of 30,000 shares of time-based restricted stock. Mr. Seippel's stock option shares will vest in four equal annual installments with the initial 25% annual installment vesting on October 24, 2003 and each remaining 25% annual installment vesting on each anniversary thereafter. The time restrictions on Mr. Seippel's restricted stock award will lapse over a four-year period such that 25% of the shares will vest on October 24, 2003 and the remaining shares will vest in 25% annual installments on each anniversary. The exercise price of the initial stock option granted to Mr. Seippel is $0.64 per share. In addition, Mr. Seippel is eligible to participate in all employee benefit plans and policies. Pursuant to the offer letter, the Company will pay Mr. Seippel's relocation expenses to Atlanta, Georgia.

The offer letter provides that Mr. Seippel's employment may be terminated with or without cause. If Mr. Seippel's employment is terminated prior to October 23, 2003, the Company is required to pay him an amount equal to his annual base salary and target bonus until October 31, 2003, payable bi-weekly. If Mr. Seippel continues to remain employed with the Company after May 1, 2003 and he and the CEO agree that his employment will continue and that he will relocate to Atlanta, Mr. Seippel is entitled to severance payments if he is terminated without cause in an amount equal to six months' base salary and a pro-rated bonus at target. It is a condition to the payment of this severance that Mr. Seippel agree not to directly or indirectly (1) engage in a senior management capacity in the business of wireless telecommunications in our territory for a period of six months after his employment is terminated or (2) solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products for a period of one year after termination of his employment.

Mr. Seippel's offer letter further provides that if Mr. Seippel continues to remain employed with the Company after May 1, 2003 and he and the CEO agree that his employment will continue and that he will relocate to Atlanta, the Company will enter into an agreement with him entitling him to receive certain payments if his employment is terminated (voluntarily or involuntarily) for specified reasons, other than for cause, as a result of a change of control of the Company. The change of control agreement would provide that if such termination occurs during the first year of the agreement, he would receive two times his annual base salary and bonus at target, less the amounts already paid since employment, and continuation of benefits for two years. If such termination occurred after the first year of the agreement, he would receive his annual base salary and bonus at target and continuation of benefits for one year. In either case, Mr. Seippel would also receive unpaid salary and accrued and unpaid bonus for the year in which termination occurs and outplacement services for up to one year.

We have entered into a separation agreement and release with Alan B. Catherall, who was employed by the Company as chief financial officer. Mr. Catherall resigned as our chief financial officer effective October 21, 2002, and as our employee effective October 31, 2002. Pursuant to the separation agreement, we agreed to pay to Mr. Catherall a severance payment in the amount equal to $300,000, half of which will be paid bi-weekly for six months. The remainder will be paid in a lump sum payment at the end of the six-month period. Mr. Catherall received a bonus for fiscal year 2002 in the same percentage of base salary as paid on average to all senior management who report directly to our chief executive officer. If Mr. Catherall elects the continuation of coverage under our group health plans, we will pay the COBRA premium on his behalf for twelve months following the separation date, provided that Mr. Catherall does not obtain comparable health benefits from another source during the twelve-month period.

The separation agreement provides that certain options granted to Mr. Catherall will continue to be exercisable in accordance with their terms, but will automatically convert to nonqualified stock options on January 30, 2003. Mr. Catherall is entitled to any vested benefits he may have under the AirGate PCS 401(k) Retirement Plan. In addition, we agreed to provide Mr. Catherall with certain career transition services until the earlier of acceptance of new employment or a period of twelve months.

Mr. Catherall agreed to cooperate and provide assistance on transitional and other matters until October 31, 2003 without additional compensation, other than reimbursement of any out-of-pocket expenses. After October 31, 2003 the Company agreed to pay Mr. Catherall an hourly rate of compensation commensurate with his base salary as of the separation date for these services. It is a condition to the receipt of these payments and benefits that Mr. Catherall agree not to directly or indirectly (1) engage in a senior management capacity in the business of wireless telecommunications in our territory for a period of one year after the separation date, (2) disclose or use confidential information or trade secrets for a period of two years after the separation date and (3) solicit our employees to terminate their employment with us or solicit certain of our customers to purchase competing products for a period of two years after the separation date. The separation agreement provides that in consideration of payments and promises in the agreement, Mr. Catherall releases the Company from all claims, liabilities, contracts, contractual obligations, attorney's fees, demands and causes of action, whether known or unknown, fixed or contingent.

Option/SAR Grants During the Last Fiscal Year

The following table sets forth information regarding option grants to the Named Executive Officers during the last fiscal year.


Option/SAR Grants in Last Fiscal Year



                                                  Number of         % of                             Potential realized Value at
                                                 Securities         Total                              Assumed Annual Rates of
                                                 Underlying        Options  Exercise  Expiration    Stock Price Appreciation for
                                                   Options         Granted    Price      Date         Option Term (10 Years) (1)
                                                  ---------        -------  --------  ----------    -----------------------------
Name                                                                                                      5%            10%
----                                                                                                      --            ---
Thomas M. Dougherty...........................      50,000          7.0%   $ 46.66      12/2011      $  1,467,211   $  3,718,201
                                                    25,000          3.5%   $ 60.00      12/2011      $    400,106   $  1,525,601
Barbara L. Blackford..........................      18,000          2.5%   $ 46.66      12/2011      $    528,196   $  1,338,552
                                                     9,000          1.3%   $ 60.00      12/2011      $    144,038   $    549,216
Alan B. Catherall.............................      18,000          2.5%   $ 46.66      12/2011      $    528,196   $  1,338,552
                                                     9,000          1.3%   $ 60.00      12/2011      $    144,038   $    549,216
Jonathan M. Pfohl.............................      18,000          2.5%   $ 46.66      12/2011      $    528,196   $  1,338,552
                                                     9,000          1.3%   $ 60.00      12/2011      $    144,038   $    549,216
David C. Roberts..............................      18,000          2.5%   $ 46.66      12/2011      $    528,196   $  1,338,552
                                                     9,000          1.3%   $ 60.00      12/2011      $    144,038   $    549,216
                                                 -------------  ----------
                                                   183,000         25.6%

--------------
(1) Assumes stock price appreciation from the value on the date of grant, which is the exercise price.


Aggregated Option Exercises in Last Fiscal Year and FY-End Option Value Table

The following table sets forth information concerning the value as of September 30, 2002 of options held by the Named Executive Officers.


Aggregated Option Exercises in Last Fiscal Year

                                                                                 Number of Securities
                                                                                      Underlying
                                                                                      Unexercised           Value of Unexercised
                                                                                   Options at Fiscal       In-the-money Options at
                                                                                       Year-End                Fiscal Year-End
                                                                                       --------                ---------------
                                                Shares Acquired      Value          (exercisable/              (exercisable/
Name                                             on Exercise        Realized        unexercisable)           unexercisable)(1)
----                                            ---------------    ---------       --------------            -----------------
Thomas M. Dougherty......................          --            $   --          131,066/181,056        $          --
Barbara L. Blackford.....................          --            $   --           52,014/111,042        $          --
Alan C. Catherall........................          --            $   --           54,844/68,958         $          --
Jonathan M. Pfohl........................          --            $   --           21,806/74,419         $          --
David C. Roberts.........................          --            $   --           22,131/55,891         $          --

--------------
(1) Based upon the closing market price of our common stock on September 30, 2002, which was $0.44, and the option exercise price, there were no unexercised in-the-money options as of September 30, 2002.

                             STOCK PERFORMANCE GRAPH

The chart below compares the cumulative total shareowner return on our common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) and the Nasdaq Telecommunications Index for the period commencing September 28, 1999 (the first day of trading of our common stock after our initial public offering) and ending September 30, 2002, assuming an investment of $100 and the reinvestment of any dividends.

The base price for our common stock is the initial public offering price of $17.00 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

                 COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN*
         AMONG AIRGATE PCS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX


                              [GRAPH APPEARS HERE]


*$100 INVESTED ON 9/28/99 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

                                                                  Cumulative Total Return
                                                                  -----------------------

                                                                    9/28/99       9/99          9/00        9/01       9/02
Name of Company                                                     -------       ----          ----        ----       ----
AirGate PCS, Inc................................................  $  100.00  $   92.77      $  167.37    $ 165.67   $   1.64
NASDAQ Stock Market (U.S.)......................................  $  100.00  $   99.58      $  132.21    $  54.04   $  42.58
NASDAQ Telecommunication........................................  $  100.00  $  100.14      $   98.15    $  37.97   $  16.47

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                             DIRECTORS AND OFFICERS

On January 1, 2003, there were 25,836,520 shares of our common stock outstanding. The following table presents certain information regarding the beneficial ownership of our common stock, as of January 1, 2003 with respect to:
o each person who, to our knowledge, is the beneficial owner of 5% or more of our outstanding common stock;

       o   each of our directors and nominees for directors;

       o   each of the Named Executive Officers; and

       o   all of our executive officers and directors as a group.

                                                                                 Number of      Percentage
                                                                                   Shares          of
                                                                                Beneficially   Outstanding
Name of Beneficial Owner(1)                                                       Owned(2)      Common Stock
---------------------------                                                     ------------   -------------
Barbara A. Blackford(3).....................................................       94,008           *
Alan B. Catherall...........................................................       95,487           *
Thomas M. Dougherty(4)......................................................      272,003        1.05%
Robert A. Ferchat(5)........................................................       16,250           *
Jonathan M. Pfohl(6)........................................................       59,919           *
David C. Roberts(7).........................................................      145,405           *
Barry Schiffman(8)..........................................................       31,803           *
William H. Seippel (9)......................................................       30,000           *
Stephen R. Stetz............................................................            0           *
Franklin Resources, Inc.(10)................................................    1,435,500        5.56%
Geneseo Communications, Inc.(11)............................................    2,115,253        8.19%
Cambridge Telcom, Inc.(12)..................................................    1,863,074        7.21%
The Blackstone Group (13)...................................................    2,578,379        9.98%
Prudential Financial Group (14).............................................    2,645,435       10.24%
Cramer Rosenthal McGlynn, LLC (15)..........................................    2,828,437       10.95%
All executive officers and directors as a group (11 persons)(16)............      806,280        3.12%

--------------
* Less than one percent.

(1) Except as indicated, the address for each executive officer and director is 233 Peachtree Street, N.E., Harris Tower, Suite 1700, Atlanta, Georgia 30303.

(2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of shares of common stock if such person has or shares voting or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(3) Includes 4,499 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(4) Includes 4,100 shares of common stock owned by Mr. Dougherty's wife and 750 shares of common stock owned by Mr. Dougherty's children.

(5) Includes 6,250 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

(6)  Includes 90 shares of common stock owned by Mr. Pfohl's children.

(7)  Includes  676  shares  of  common  stock   subject  to  options  which  are
     exercisable within 60 days of the date of this table.

(8) Includes 20,000 shares of common stock owned by Mr. Schiffman's wife and 522 shares of common stock Mr. Schiffman is deemed to beneficially own as the Executive Managing Principal of JAV Management Associates III LLC.

(9) Mr. Seippel's address is 11388 Seneca Knoll Drive, Great Falls, Virginia 22066.

(10) Information presented is based on an Amended Schedule 13G dated February 1, 2002 by Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson. The Amended Schedule 13G indicates that Franklin Resources, Inc. beneficially owns and has sole voting and dispositive power over 1,184,800 shares of our common stock and that Fiduciary Trust Company International has sole voting and dispositive power over 250,700 shares of our common stock. According to the Amended Schedule 13G, both entities advise one or more open or closed-end investment companies or other managed accounts which beneficially own the shares. The Amended Schedule 13G further indicates that each of Franklin Resources, Inc. ("FRI"), as the parent holding company of the advisers, Charles B. Johnson, as a principal shareholder of FRI, and Rupert H. Johnson, Jr., as a principal shareholder of FRI, beneficially owns those 1,435,500 shares of our common stock. Each of the reporting persons disclaim any economic interest or beneficial ownership of these shares of our common stock. The business address of this shareowner is One Franklin Parkway, San Mateo, CA, 94403-1906. Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson recently filed Amendment No. 2 to the Schedule 13G, dated January 15, 2003, in which they reported that their beneficial ownership of our common stock had been reduced to zero shares.

(11) Information presented is based on a Schedule 13G dated November 30, 2001 by Geneseo Communications, Inc. ("Geneseo"). Geneseo reported that it has sole voting power and sole dispositive power over 2,115,253 of our common stock. The business address of this shareowner is 111 E. 1st Street, P.O. Cox 330, Geneseo, Illinois, 61254.

(12) Information presented is based on a Schedule 13G dated November 30, 2001 by Cambridge Telcom, Inc. ("Cambridge"). Cambridge reported that it has sole voting power and sole dispositive power over 1,863,074 of our common stock. The business address of this shareowner is 111 E. 1st Street, P.O. Box 330, Geneseo, Illinois, 61254.

(13) Information presented is based on a Schedule 13G dated December 31, 2001 by certain members of The Blackstone Group. Of the 2,578,379 shares, 1,153,648 are held by Blackstone Communications Partners I L.P. ("BCOM"), 992,328 are held by Blackstone iPCS Capital Partners L.P. ("BICP"), 348,398 are held by Blackstone/iPCS L.L.C. ("BLLC"), 4,780 are shares issuable to Blackstone Management Partners III pursuant to currently vested options, 71,302 are shares issuable upon exercise of warrants by Blackstone Mezzanine Partners L.P. ("BMP") and 7,923 are shares issuable upon exercise of warrants by Blackstone Mezzanine Holdings L.P. ("BMH"). Blackstone Communications Management Associates I L.L.C. is the general partner of BCOM. Blackstone Media Management Associates III, L.L.C. is the general partner of BICP. Blackstone Media Management Associates III, L.L.C. is the manager of BLLC. Blackstone Mezzanine Associates L.P. is the general partner of BMP and BMH. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone, and as such may also be deemed to share beneficial ownership of the shares held by each of these entities. The address of The Blackstone Group is 345 Park Avenue, New York, New York, 10154.

(14) Information presented is based on a Schedule 13G dated September 10, 2002 by Prudential Financial, Inc ("Prudential"). Prudential reported that it has sole voting power and sole dispositive power over 441,800 shares of our common stock; and shared voting power and shared dispositive power over 2,203,635 shares of our common stock. The business address of this shareowner is 751 Broad Street Newark, New Jersey, 07102-3777. Prudential disclaims beneficial ownership of these shares of our common stock.
     Jennison   Associates  LLC   ("Jennison")  a  wholly-owned   subsidiary  of
     Prudential, also reported that it has sole voting power and shared dispositive power over 2,643,100 of the 2,645,435 shares reported by Prudential. Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have. Jennison does not file jointly with Prudential, as such, shares of our common stock reported on Jennison's 13G may be included in the shares reported on the 13G filed by Prudential. The business address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York, 10017. Jennison disclaims beneficial ownership of these shares of our common stock. Information with regard to Jennison is based on a Schedule 13G dated September 10, 2002.

(15) Information presented is based on a Schedule 13G dated July 25, 2002 by Cramer Rosenthal McGlynn, LLC. The business address of this shareowner is 707 Westchester Ave, White Plains, New York, 10604. The Schedule 13G indicates that Cramer Rosenthal McGlynn, LLC has shared voting and shared dispositive power over 2,828,437 shares of our common stock. Cramer Rosenthal McGlynn, LLC recently filed Amendment No.1 to the Schedule 13G, dated January 10, 2003, in which it reported that its beneficial ownership of our common stock had been reduced to 2,121,319 shares.

(16) Includes 11,425 shares of common stock subject to options which are exercisable within 60 days of the date of this table.

                          CERTAIN RELATED TRANSACTIONS

Pursuant to his employment agreement, iPCS purchases consulting services from Tim Yager who served on our board of directors during the year ended September 30, 2002. For the year ended September 30, 2002, iPCS purchased $0.3 million of consulting services from Mr. Yager. Mr. Yager has recently resigned from our board of directors.

                                OTHER INFORMATION

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the company or had any relationship with us that requires disclosure under SEC regulations.

Compliance With Section 16(a) Beneficial Ownership Reporting Requirements

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than ten percent shareowners are required by SEC regulations to furnish us with a copy of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal year 2002, all directors, executive officers and greater than ten percent beneficial owners complied with these requirements, except that James W. Akerhielm, through an oversight, filed his initial statement on Form 3 late.

Independent Certified Public Accountants

KPMG LLP was our auditor during the fiscal year ended September 30, 2002. The board of directors has not yet selected auditors for the current fiscal year. A representative of KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2002 and for other services rendered during fiscal year 2002 on behalf of the Company, as well as all out-of-pocket costs incurred in connection with these services:


o     Audit Fees, excluding audit related.............................$924,900
                                                                      ========

o     Financial Information Systems Design
      and Implementation Fees.........................................$      0
                                                                      ========

o     All Other Fees
        Calendar year 2001 annual audit of
        AirGate PCS, Inc. 401(k) Plan.................................$ 12,000
        Fees associated with assistance provided
        in responding to SEC comment letters..........................$ 12,800
        Fees associated with acquisition of iPCS, Inc.,
        including the filing of Form S-4 and the filing
        of Form S-1 related to the secondary offering
        and related comfort letter....................................$443,101
        Tax planning and consulting, due diligence
        and other.....................................................$ 90,840
                                                                      --------
                Total.................................................$558,741
                                                                      ========

 Delivery of this Proxy Statement

SEC rules permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with accountholders who are AirGate PCS, Inc. shareowners will be "householding" our proxy materials. A single proxy statement will be delivered to multiple shareowners sharing an address unless contrary instructions have been received from the affected shareowner. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to AirGate PCS, Inc., Barbara L. Blackford, Corporate Secretary, 233 Peachtree Street, N.E., Suite 1700, Atlanta, Georgia 30303 or contact Ms. Blackford at
(404) 525-7272.

Shareowners who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or, if a shareowner is a shareowner of record of our shares, they should submit a written request to American Stock Transfer & Trust Company, our transfer agent, at 6201 15th Avenue, 3rd Floor, Brooklyn, New York, 11219, Attention: Donna Ansbro.

Availability of AirGate PCS's 10-K and Annual Report

SEC rules require us to provide an Annual Report to shareowners who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 (not including documents incorporated by reference) are available to any shareowner without charge upon written request to AirGate PCS, Inc. to the attention of our Corporate Secretary, Barbara L. Blackford, 233 Peachtree St. N.E., Suite 1700, Harris Tower, Atlanta, GA 30303. You may also obtain our Annual Report on Form 10-K over the Internet at the SEC's website, www.sec.gov.

                                   APPENDIX A

                                AIRGATE PCS, INC.
                             Audit Committee Charter

1.   MEMBERS

     Election and Term

     The members of the Audit Committee shall be appointed by the full Board annually based on recommendations from the Compensation and Governance Committee. Unless a chair is appointed by the Board, the members of the Committee shall designate a chair by majority vote.

     Qualifications

     The Committee shall consist of three or more Independent Directors, as defined in the Company's Governance Principles. All members of the Committee shall be financially literate and at least one member of the Committee shall have accounting or related financial management expertise, both as provided in the listing standards of the Nasdaq Stock Market, Inc. ("Nasdaq").

     No director may serve as a member of the Committee if the director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Committee.

2.   PURPOSE

     The purpose of the Committee is to represent the Board in discharging its responsibilities relating to:

     (a)  The  integrity  of  the  Company's   financial   statements   and  the
          accounting, reporting and financial practices of the Company;

     (b) The qualifications, independence and selection of the Company's independent auditors; and

     (c) The performance of the Company's independent auditors and the internal audit function.

3.   ADMINISTRATION AND OPERATIONS

     The Committee shall conduct its meetings in accordance with the Company's Bylaws. Except as provided in the Bylaws or the Board's Governance Principles, the Committee may fix its own rules of procedure. The Secretary of the Company shall serve as the Secretary of the Committee. The Secretary of the Company shall prepare the minutes of each meeting of the Committee and, following approval by the Committee, shall send them to all members of the Board.

4.   RIGHTS, AUTHORITY, DUTIES AND RESPONSIBILITIES

     The Committee shall have the right, authority, duty and responsibility to:

     Independent Auditors; Internal Audit

     (a) Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the work of the independent auditors. In this regard, the Committee shall have the sole authority to appoint, determine funding for, evaluate, and, as necessary, replace the independent auditors, which shall report directly to the Committee;

     (b) Obtain and review at least annually a report from the independent auditors describing all relationships between the independent auditors and the Company, and any other relationships that may adversely affect the independence of the auditors, and assess the independence of the auditors, including whether the auditors' performance of permissible non-audit services is compatible with the auditors' independence;

     (c) Evaluate the independent auditors' qualifications, performance and independence at least annually;

     (d) Pre-approve all engagement fees and the terms of all audit and non-audit services to be provided by the independent auditors or delegate to one or more Committee members authority to pre-approve such services between regular meetings, and establish policies and procedures for the engagement of the independent auditors to provide permissible non-audit services;

     (e) Establish policies with respect to the hiring of employees and former employees of the independent accountants;

     (f) Approve and engage any outside firm providing internal audit services and review and approve the scope and terms of, and the fees relating to, that engagement, or, if internal staff is to be used, approve the appointment and replacement of the director of the internal auditing department;

     (g)  Review  and  discuss  with  management,   the  Company's   independent
          auditors, and the head of the internal audit function or the lead partner of the firm engaged to provide internal audit services, the functions and effectiveness of the Company's internal audit function, including its budget, staffing, organization, independence and proposed audit plans for each year, and review and approve the plan for the annual audit;

     (h) Review and discuss a summary of findings from completed internal audits and periodic progress reports on the proposed annual internal audit plan;

     (i) Discuss with the independent auditors the results of the annual audit examination;

     Financial Reporting; Internal Controls and Disclosure Controls and
       Procedures

     (j) Review and discuss with the independent auditors and management the annual audited and quarterly financial statements of the Company and its subsidiaries, including an analysis of the auditors' judgment as to the quality of the Company's accounting principles, any significant judgments made in connection with the preparation of the financial statements, and disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations";

     (k) Recommend to the Board whether the financial statements should be approved for inclusion in the Company's and its subsidiaries' Annual Reports on Form 10-K and approve financial statements for inclusion in the Company's and its subsidiaries' Quarterly Reports on Form 10-Q;

     (l) Review and discuss with management and the independent auditors: (A) all critical accounting policies and practices used by the Company or its subsidiaries and any significant changes in such policies and practices; (B) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; (C) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and receive from the independent auditors reports required by rules of the Securities and Exchange Commission.

     (m) Review and discuss with management and the independent auditors any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company or its subsidiaries;

     (n) Review and discuss with management and the independent auditors whether there are any accounting or financial reporting proposals that may have a significant impact on the financial reports of the Company or its subsidiaries;

     (o) Review and discuss with the independent auditors, the head of the internal auditing function and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented;

     (p) Review and discuss the adequacy and effectiveness of: (a) the Company's internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Committee by the independent auditors or management; and (b) the Company's disclosure controls and procedures and management reports thereon;

     Risk Assessment; Earnings

     (q) Review and discuss with management and the independent auditors the Company's guidelines and policies with respect to financial risk assessment and risk management;

     (r) Review and discuss with management and the independent auditors contingent liabilities;

     (s)  Review  and  discuss  with  management   earnings  releases  prior  to
          dissemination;

     (t)  Review and discuss with management financial  information and earnings
          guidance  provided  to  analysts,  lenders,   noteholders  and  rating
          agencies;

     Complaints and Anonymous Information

     (u) Establish and administer procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters;

     Miscellaneous

     (v) Review and pre-approve related-party transactions in accordance with Nasdaq listing standards;

     (w) Prepare the annual report of the Committee required by SEC rules to be included in the annual proxy statement;

     (x) Perform such other duties and responsibilities as may be assigned to the Committee by the Board.

5.   OUTSIDE ADVISORS

     The Committee shall have the authority to retain, and determine the fees and other retention terms for, such legal, accounting and other advisors to the Committee as it determines appropriate to assist it in the performance of its functions, without deliberation or approval by the Board or management.

6.   MEETINGS

     The Committee shall meet at least four times per year, or more frequently as circumstances dictate, either in person or telephonically, and at such times and places as the Committee determines. The Committee shall meet at least once every fiscal quarter prior to the release of annual and quarterly Company or subsidiary financial statements. The Committee shall report to the Board regularly with respect to its activities. The Committee shall separately meet at least quarterly with management, the internal auditor or the firm engaged to perform internal audit services, the Chief Financial Officer, the General Counsel and the independent auditors in executive sessions.

7.   COMMITTEE EVALUATION

     The Committee shall annually evaluate its effectiveness and the adequacy of its charter, in accordance with processes recommended by the Compensation and Governance Committee and shall report the results of the evaluation to the Compensation and Governance Committee.

                                   APPENDIX B
                               ------------------

                                  FORM OF PROXY
                               ------------------

                                AIRGATE PCS, INC.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

                          ANNUAL MEETING OF SHAREOWNERS
                                  March 4, 2003

     The undersigned shareowner(s) of AirGate PCS, Inc., a Delaware corporation (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Thomas M. Dougherty and Barbara L. Blackford, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareowners of the Company to be held at 303 Peachtree Street, N.W., Suite 5300, Atlanta, Georgia, on March 4, 2003 at 1:00 p.m., Eastern Standard Time, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals, as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

------------------------------------------------------------------------------------------------------------------------------
 1.  To elect  Barry J.  Schiffman  and Stephen R. Stetz as  Directors            |_| For All Nominees
     of the Company with terms expiring in 2006.                                  |_| Withhold Authority For All
                                                                                      Nominees
     The Board of Directors Recommends a Vote FOR each of the nominees.           |_| For All, Except
                                                                                      * Barry J. Schiffman
                                                                                      *  Stephen R. Stetz
------------------------------------------------------------------------------------------------------------------------------
 2.  To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof, including an adjournment to solicit additional proxies in the event that a quorum is not present at the meeting or in the event sufficient proxies voted in favor of the approval of the proposals have not been received.
------------------------------------------------------------------------------------------------------------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREOWNER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS LISTED ABOVE.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE OF SHAREOWNER ____________________ DATE:  _____________
SIGNATURE OF SHAREOWNER_____________________ DATE:  _____________


Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.